CHORD ENERGY CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
(Time Vesting Form)
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made and entered into, effective as of [_________] (the “Effective Date”), by and between Chord Energy Corporation, a Delaware corporation with its principal offices in Houston, Texas (the “Company”), and the employee of the Company or one of its affiliates whose signature is set forth on the signature page hereof (the “Participant”).
WITNESSETH:
WHEREAS, the Company has adopted the [_________] Incentive Plan, as it may be amended from time to time (the “Plan”), which permits the Company to issue equity-based awards to certain key employees and non-employee directors of the Company and any affiliate of the Company; and
WHEREAS, a copy of the Plan has been furnished to the Participant and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the respective meanings set forth in the Plan; and
WHEREAS, the Participant is an employee of the Company or one of its affiliates, and the Company desires such person to remain in such capacity and wishes to provide such person with the opportunity to receive shares of the Company’s common stock (the “Shares”) to align the personal interests of the Participant with the interests of shareholders and the success of the Company.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:
1.Award of RSUs. Subject to the terms and conditions set forth herein, the Company hereby awards the Participant the number of restricted stock units set forth on the signature page hereof (the “RSUs”).
2.Vesting. Subject to Sections 4, 5 and 12, the RSUs shall be subject to the following time-based vesting schedule: [_________], subject to the Participant’s continued employment until such date.
3.Settlement. As soon as reasonably practicable (but no more than thirty (30) days) after the vesting date or event (in the case of Sections 4 and 12), the Company will issue to the Participant a number of Shares equal to the number of RSUs that vested on such date or event. Notwithstanding the foregoing, if the RSUs are deferred compensation subject to Section 409A of the Code, and if the Participant is a “specified employee” as of the date of his or her “separation from service” (as those terms are defined in Section 409A of the Code), then the issuance of any Shares that would otherwise be made upon the date of the Participant’s separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued on the date that is six (6) months and one (1) day after the date of the Participant’s separation from service, but only if such delay in the issuance of the Shares is necessary to avoid the imposition of additional taxation on the Participant in respect of the Shares under Section 409A of the Code.

4.Qualifying Termination of Employment. If the Participant’s employment is terminated by the Company or any of its affiliates without “Cause” (or a term of like import) or by the Participant for “Good Reason” (or a term of like import) or as a result of death or “Disability” (or a term of like import) (such quoted terms to be as defined under the Executive Employment and Severance Agreement, Executive Change in Control and Severance Benefit Plan, Employment Agreement or other severance, change in control or similar agreement, as applicable, between the Participant and the Company, its predecessor or affiliate) (a “Qualifying Termination”), any then-unvested and outstanding RSUs shall become one hundred percent (100%) vested as of the date of such Qualifying Termination.
5.Other Termination of Employment. If the Participant’s employment with the Company and its affiliates is terminated for any reason other than as expressly set forth in Section 4, then all RSUs that have not vested as of the date of termination shall be forfeited as of the date on which such termination occurs.
6.Rights as a Shareholder; Dividends. The Participant shall not have any rights of a shareholder with respect to the Shares underlying the RSUs (including, without limitation, any voting rights), until the Shares have been issued hereunder except that the Participant shall have the right to receive dividends as described in the remainder of this Section 6. If, after the Effective Date and prior to the settlement date, a record date with respect to a cash dividend on the Shares occurs, then on the date that such dividend is paid to Company shareholders, the Company shall pay to the Participant an amount equal to the dividends that would have been paid to the Participant if the Participant owned a number of Shares equal to the number of outstanding RSUs hereunder as of such record date, such payment to be made on or promptly following the date that the Company pays such dividend (however, in no event shall any dividend payment under this Section 6 be paid later than 30 days following the date on which the Company pays such dividend to Company shareholders generally).
7.Tax Withholding. As a condition of receiving this award of RSUs, the Participant agrees to pay to the Company upon demand such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state, or local income or other taxes due by reason of the grant, vesting or settlement of, or by reason of any other event relating to, the RSUs. If the Participant does not make such payment, then the Company or an affiliate may withhold such taxes from other amounts owed to the Participant or may choose to satisfy such withholding obligations by withholding a number of Shares otherwise issuable hereunder having a Fair Market Value on the date the tax obligation arises equal to the amount to be withheld; provided, however, that the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction to the extent needed for the Company to avoid adverse accounting treatment. The Committee may, in its sole discretion, permit net settlement.
8.No Right to Employment or Service; Clawback/Forfeiture/Recoupment of Awards for Breach of Contract. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company or any affiliate, or interfere with or limit in any way the right of the Company or an affiliate to terminate the Participant’s employment or service at any time. Notwithstanding anything to the contrary in this Agreement, if, after the Participant’s employment or service is terminated for any reason, the Participant breaches any material provision of any applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue or other agreement with the Company or any affiliate, then the Participant will forfeit any compensation, gain or other value realized on the vesting or settlement of any award granted under this Agreement or the sale or other transfer of any award granted under this Agreement and must promptly repay such amounts to the Company.
9.Interpretation by Committee. The Participant agrees that any dispute or disagreement which may arise in connection with this Agreement shall be resolved by the

Committee, in its sole discretion, and that any interpretation by the Committee of the terms of this Agreement or the Plan and any determination made by the Committee under this Agreement or the Plan may be made in the sole discretion of the Committee and shall be final, binding and conclusive. Any such determination need not be uniform and may be made differently among Participants awarded restricted stock units.
10.Transferability. The Participant may not transfer any interest in the RSUs other than under the Participant’s will or as required by the laws of descent and distribution. The RSUs also may not be pledged, attached, or otherwise encumbered. Any purported assignment, alienation, sale, transfer, pledge, attachment or encumbrance of the RSUs in violation of the terms of this Agreement shall be null and void and unenforceable against the Company or its successors. In addition, notwithstanding anything to the contrary herein, the Participant agrees and acknowledges with respect to any Shares issued hereunder that have not been registered under the Securities Act of 1933, as amended (the “Act”) (a) he or she will not sell or otherwise dispose of such Shares except pursuant to an effective registration statement under the Act and any applicable state securities laws, or in a transaction which, in the opinion of counsel for the Company, is exempt from such registration, and (b) a legend will be placed on the certificates for the Shares to such effect.
11.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed therein between residents thereof.
(b)This Agreement may not be amended or modified except by the written consent of the parties hereto.
(c)The captions of this Agreement are inserted for convenience of reference only and shall not be taken into account in construing this Agreement.
(d)Any notice, filing or delivery hereunder or with respect to the RSUs shall be given to the Participant at either his or her usual work location or his or her home address as indicated in the records of the Company, and shall be given to the Committee or the Company at 1001 Fannin Street, Suite 1500, Houston, Texas 77002, Attention: Corporate Secretary. All such notices shall be given by first class mail, postage prepaid or by personal delivery.
(e)This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and shall be binding upon and inure to the benefit of the Participant and the Participant’s heirs and legal representatives.
(f)This Agreement is subject in all respects to the terms and conditions of the Plan.
(g)In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Executive Employment and Severance Agreement, Executive Change in Control and Severance Benefit Plan, Employment Agreement, or other severance, change in control or similar agreement, as applicable, between the Participant and the Company, its predecessor or affiliate, the terms and conditions of the applicable document that provides the Participant with the most favorable treatment (including with respect to any vesting provisions upon termination of employment) shall control.
(h)The RSUs provided under this Agreement are intended to comply with or be exempt (as “short-term deferrals”) from the provisions of Code Section 409A and this

Agreement shall be administered and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event shall the Company have any liability to Participant for any taxes, penalties, or interest incurred by the Participant as a result of the application of Code Section 409A to the RSUs granted hereunder.
12.Change in Control.
(a)If a Change in Control (as defined in the Plan) occurs and this award is substituted, assumed or otherwise continued as part of the Change in Control transaction, then vesting shall continue as set forth in Section 2 above; provided, however, that upon a Qualifying Termination following the Change in Control, any then-unvested and outstanding RSUs shall become one hundred percent (100%) vested as of the date of such Qualifying Termination.
(b)If a Change in Control occurs and this award is not substituted, assumed or otherwise continued as part of the Change in Control transaction, all unvested and outstanding RSUs shall become one hundred percent (100%) vested immediately prior to the Change in Control transaction.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer and the Participant has hereunto affixed his or her signature, effective as of the day and year first set forth above.
COMPANY        PARTICIPANT
CHORD ENERGY CORPORATION
By:
[●]        [●]
    No. of Restricted Stock Units: [●]
Effective Date: [_________]

US 9424054